Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IDEARC INC.

Idearc Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is Idearc Inc.  The Corporation was originally incorporated under the name “Verizon Directories Disposition Corporation” and the original certificate of incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 20, 2006.

2.                                      This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.                                      This Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

4.                                      Pursuant to Sections 242, 245 and 303 of the DGCL, this Certificate of Incorporation amends, integrates and restates all of the provisions of the Original Certificate of Incorporation.

5.                                      Pursuant to Section 103 of the DGCL, this Certificate of Incorporation shall become effective at 10:00 a.m. (Central time) on December 31, 2009.

6.                                      The text of the Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IDEARC INC.

ARTICLE I

NAME

The name of the Corporation is Idearc Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A.                                    Authorized Shares.  The Corporation shall be authorized to issue 65,000,000 shares of capital stock, of which (i) 60,000,000 shares shall be common stock, par value $.01 per share (the “Common Stock”), and (ii) 5,000,000 shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

B.                                    Authority of Board to Fix Terms of Preferred Stock.  The Corporation’s Board of Directors (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock at any time and from time to time in one or more series, by resolutions and by filing a certificate of designations pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof.

C.                                    Voting Rights.  Except as required by the DGCL or as otherwise provided herein or in any certificate of designations, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.  Except as otherwise provided herein or in any certificate of designations, at every meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation, on all matters submitted to a vote of stockholders; provided, however, except as otherwise required by the DGCL, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.

D.                                    Dividends. Subject to the other provisions of this Certificate of Incorporation and any certificate of designations, the holders of Common Stock shall be entitled to receive dividends and other distributions in cash, stock of any entity or property of the Corporation, when and as declared out of assets or funds of the Corporation legally available therefor, at such times and in such amounts as the Board may determine in its sole discretion.  Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

E.                                     Liquidation.  If any voluntary or involuntary liquidation, dissolution or winding up of the Corporation occurs, then after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights, powers and preferences of any outstanding series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed pro rata to the holders of Common Stock.  Neither the merger nor consolidation of the Corporation, nor the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities, other consideration or a combination thereof) of all or part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section E of Article IV.

F.                                      No Preemptive Rights; No Cumulative Voting.  No holder of shares of capital stock of any class or series of the Corporation or holder of any security or obligation convertible into shares of capital stock of any class or series of the Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of capital stock of any class or series of the Corporation, whether now or hereafter authorized; provided, however, this provision shall not (i) prohibit the Corporation from granting, contractually or otherwise, to any such holder, rights similar to preemptive rights entitling such holder to purchase additional securities of the Corporation or (ii) otherwise limit or otherwise modify any rights of any such holder pursuant to any such contract or other agreement.  Stockholders of the Corporation shall not be entitled to exercise any right of cumulative voting with respect to any shares of capital stock of the corporation.

G.                                    The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Paragraph G of Article IV (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section

1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE V

STOCKHOLDER ACTION

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.  Except as otherwise required by law, special meetings of stockholders of the Corporation may only be called (i) by the Board pursuant to a resolution approved by a majority of the entire Board or (ii) by a stockholder or stockholders holding in excess of 30% of the total number of shares of stock entitled to vote on the matter or matters to be brought before the proposed special meeting pursuant to a written request to the secretary and in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

BOARD OF DIRECTORS

A.                                    Responsibilities.  The business and affairs of the Corporation shall be managed under the direction of the Board.

B.                                    Number.  The number of directors of the Corporation shall be fixed, and may be altered from time to time, in the manner provided in the Bylaws.

C.                                    Initial Term.  The term of office of the initial directors shall expire at the annual meeting of stockholders to be held in 2011, which meeting shall be held no earlier than April 1, 2011 and no later than June 30, 2011.

D.                                    Elections of Directors.  Elections of directors need not be by written ballot, unless the Bylaws so provide.

E.                                     Vacancies.  Subject to applicable law and any certificate of designations, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the sole remaining director, and any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, or removal.  No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII

INDEMNIFICATION AND LIMITATION OF LIABILITY

A.                                    Limitation of Director’s Liability. The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VII shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the elimination or limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this Section A of Article VII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B.                                    Right to Indemnification.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the Corporation, or who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent or in any other capacity while serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, costs, charges and related disbursements, judgments, fines, taxes, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties, and amounts paid or to be paid in settlement) (collectively, “Expenses”) actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by or on behalf of such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the Board.  Each person who is or was serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

C.                                    Presumptions and Effect of Certain Proceedings.  An Indemnitee seeking indemnification shall be presumed to be entitled to indemnification upon submission of a written request, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the Corporation shall not have made a determination within 30 days after receipt of a written request therefor, the Indemnitee seeking indemnification shall be deemed to be, and shall be, entitled to indemnification unless (i) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (ii) such indemnification is prohibited by the DGCL.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee (a) did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or at least not opposed to, the best interests of the Corporation or (b) with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.  Furthermore, the knowledge or actions or failure to act of any other director, officer, employee or agent of the Corporation or other enterprise, as applicable, shall not be imputed to the Indemnitee for purposes of determining the Indemnitee’s entitlement to indemnification under this Article VII.

D.                                    Advancement of Expenses.  Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding and within 15 days of receipt by the secretary of the Corporation of (i) a written request therefor setting forth the basis for such indemnification and (ii) if required by law at the time such written request is made, an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VII.  Such advances shall be made on an unsecured basis, shall be interest-free and shall be made without regard to the Indemnitee’s ability to repay such amounts and without regard to the Indemnitee’s ultimate entitlement to indemnification under this Article VII or otherwise.

E.                                     Remedies of the Indemnitee.

(i)                                     If a determination is made that the Indemnitee is not entitled to indemnification or advancement of Expenses under this Article VII, (a) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification or advancement of Expenses either, at the Indemnitee’s sole option, (1) in an appropriate court of the State of Delaware or any other court of competent jurisdiction or (2) in an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, (b) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination, and (c) in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving by clear and convincing evidence that the Indemnitee is not entitled to indemnification or advancement of Expenses under this Article VII.

(ii)                                  If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within 15 days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (a) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (b) such indemnification is prohibited by the DGCL.  In the event that (1) advancement of Expenses is not timely made pursuant to Section D of this Article VII or (2) payment of indemnification is not made within 15 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to this Article VII, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay the Indemnitee such advancement of Expenses and indemnification.  It shall be a defense to any such action for judicial enforcement (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the written request therefor and the required undertaking, if any is required, has been received by the secretary of the Corporation) that the Indemnitee has not met the standard of conduct set forth in the DGCL, but the burden of proving such defense, by clear and convincing evidence, will be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(iii)                               The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section E of Article VII that the procedures and the presumptions of this Article VII are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article VII.

(iv)                              The Corporation shall indemnify the Indemnitee against, and the Indemnitee shall be entitled to recover from the Corporation, any Expenses actually and reasonably incurred in connection with any judicial adjudication, judicial enforcement, or arbitration commenced pursuant to this Section E of Article VII to enforce his or her rights under, or to recover damages for breach of, this Article VII.

F.                                      Definitions.  For purposes of this Article VII:

(i)                                     “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(ii)                                  “Disinterested Director” means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(iii)                               Actions “in, or at least not opposed to, the best interests of the Corporation” shall include, without limitation, actions taken in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan.

G.                                    Insurance.  The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or who while a director or officer is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (“D&O Insurance”), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.  Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are materially disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide a materially insufficient benefit, or such person is covered by substantially similar insurance maintained by a subsidiary of the Corporation or by another person pursuant to a contractual obligation owed to the Corporation.

H.                                   Scope of Article VII.  The rights conferred in this Article VII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, any certificate of designations, the Bylaws, any agreement, vote of stockholders or Disinterested Directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation.  The rights provided by or granted pursuant to this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

I.                                        Reliance on Provisions.  Each person who shall act as a director or officer of the Corporation, or as the legal representative of such person, or who while a director or officer serves at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article VII.  Any repeal or modification of the provisions of this Article VII shall not adversely affect any right or benefit of any potential Indemnitee existing at the time of such repeal or modification.

J.                                        Indemnification of Other Employees.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to advancement by the Corporation of any Expenses actually and reasonably incurred in defending any Proceeding, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification of and advancement of Expenses to directors and officers of the Corporation.

K.                                   Severability.  If this Article VII or any portion thereof shall be held to be invalid, illegal or unenforceable on any ground by any court of competent jurisdiction, then (i) the Corporation shall nevertheless indemnify each Indemnitee as to all Expenses actually and reasonably incurred or suffered by such person in connection with any Proceeding, including, without limitation, a grand jury proceeding, to the fullest extent permitted by (a) any applicable portion of this Article VII that shall not have been invalidated, (b) the DGCL or (c) any other applicable law, and (ii) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

L.                                     Contract Rights.  The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each person who is entitled to indemnification or advancement of Expenses pursuant to this Article VII at any time while this Article VII and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article VII or any such law shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any Proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

ARTICLE VIII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, adopt, repeal, alter, amend and rescind the Bylaws by resolutions adopted by a majority of the directors or as otherwise provided in the Bylaws.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware.  All rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons or entities by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, any amendment or repeal of Article VII of this Certificate of Incorporation shall only be prospective and shall not adversely affect any right or protection existing hereunder at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by Cody Wilbanks, its Executive Vice President – General Counsel and Secretary, this 29th day of December, 2009.

By:	/s/ Cody Wilbanks
Name:	Cody Wilbanks
Title:	Executive Vice President – General Counsel and Secretary